Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid, Incorporated:

We consent to the use of our report dated March 7, 2012, with respect to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries, as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

May 2, 2012